Exhibit 10.28

AGREEMENT AND PLAN OF MERGER

                    This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 29, 2007, is by and between Whitehall Jewellers, Inc., a Delaware corporation (the “Company”), and WH Inc. of Illinois, an Illinois corporation (“WHI”).

                    WHEREAS, the Company owns 100% of the outstanding shares of common stock, par value $.01 per share, of WHI;

                    WHEREAS, the Board of Directors of WHI deems it to be in the best interests of WHI to merge with and into the Company;

                    WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company to merge WHI with and into the Company; and

                    WHEREAS, on January 26, 2007, by unanimous written consent, the respective Boards of Directors of the Company and WHI have adopted this Agreement and approved the merger (the “Merger”) of WHI with and into the Company, with the Company surviving the Merger, pursuant to the terms and conditions of this Agreement; and

                    NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which each party hereby acknowledges, the parties agree as follows:

                              1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, WHI shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of WHI shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of WHI.

                              2. Effective Time. The Merger shall become effective on January 31, 2007 at 10:00 a.m. Central Standard Time (the “Effective Time”).

                              3. Issued Shares. The outstanding shares of common stock, par value $.01 per share, of WHI shall not be converted in any manner, but each such share which is outstanding as of the Effective Time shall be cancelled.

                              4. Plan of Liquidation. The parties agree that the Merger shall constitute a complete liquidation of WHI, and that the execution of this Agreement constitutes the adoption of a plan of liquidation, in each case pursuant to Section 332 of the Internal Revenue Code of 1986, as amended.

                              5. Charter and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company, as amended, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Certificate of Incorporation;

(b) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or such By-laws;

(c) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation or By-laws; and

(d) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation or By-laws.

                              6. General Provisions.

(a) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent that the Illinois Business Corporation Act of 1983 controls with respect to certain matters.

(c) Partial Validity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(d) Address – Principal Place of Business. The Surviving Corporation’s address at its principal place of business is 125 South Wacker Drive, Suite 2600, Chicago, Illinois 60606.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WHITEHALL JEWELLERS, INC.

By:	/s/ Edward Dayoob

Name: EDWARD DAYOOB
Title: PRESIDENT AND CEO

WH INC. OF ILLINOIS

By:	/s/ Michael Don

Name: Michael Don
Title: Vice President